Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, Registration Numbers 333-97583 and 333-67212, of Superconductive Components, Inc. of our report dated February 26, 2007, relating to the financial statements which appear in the Company’s Form 10-KSB for the year ended December 31, 2006.

/s/ Hausser + Taylor LLC

Columbus, Ohio
March 7, 2007